UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2014

PURE BIOSCIENCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14468	33-0530289
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1725 Gillespie Way El Cajon, California	92020
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (619) 596-8600

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 22, 2014, PURE Bioscience, Inc. (the “Company”) entered into a securities purchase agreement (the “Securities Purchase Agreement”) with Franchise Brands, LLC (the “New Investor”) providing for the issuance and sale by the Company to the New Investor of $4 million of Units (collectively, the “Units”) at a purchase price of $0.75 per Unit (the “Private Placement Financing”). Each Unit consists of one share of common stock and a warrant to purchase 0.4 of a share of common stock. In the aggregate, the Company issued 5,333,333 shares of common stock (collectively, the “Shares”) and warrants (collectively, the “Warrants”) to purchase up to 2,133,333 shares of common stock (collectively, the “Warrant Shares”) for gross proceeds of $4 million. The Company did not engage a placement agent or investment banker to facilitate the Private Placement Financing. The Company intends to use the aggregate net proceeds of the Private Placement Financing primarily for working capital and general corporate purposes.

Additionally, the Company previously entered into subscription agreements with certain investors (the “Prior Investors” and collectively with the New Investor, the “Investors”) providing for the sale and issuance by the Company of common stock for aggregate gross proceeds of $843,000. These subscription agreements contain purchase price adjustment terms that were triggered by the Private Placement Financing such that these Prior Investors will be deemed to have invested at identical terms to the New Investor in the Private Placement Financing. As a result of these terms, the Company issued an aggregate of 1,124,139 shares common stock and warrants to purchase up to an aggregate of 449,653 shares of common stock to these Prior Investors for gross proceeds of $843,000, with identical terms and conditions as described above with respect to the Shares, Warrant and Warrants Shares, respectively (collectively, the “Prior Financing Securities”).

In connection with the Private Placement Financing, the Company entered into a registration rights agreement with the Investors (the “Registration Rights Agreement”), pursuant to which the Company agreed, subject to certain conditions, to file with the Securities and Exchange Commission (the “Commission”) as soon as practicable, but in any event within 45 days after the closing of the Private Placement Financing a registration statement on Form S-1 (the “Resale Registration Statement”) to register the Shares, the Warrant Shares and the Prior Financing Securities for resale under the Securities Act of 1933, as amended (the “Securities Act”). The Company is obligated to use its commercially reasonable efforts to cause the Resale Registration Statement to be declared effective by the Commission as promptly as reasonably practicable after the filing of the Resale Registration Statement, but no monetary penalty or liquidated damages will be imposed upon the Company if the Registration Statement is not declared effective by the Commission by a date certain.

The Warrants have an exercise price of $0.75 per share, are immediately exercisable and have a term of exercise equal to the earlier of (i) five years after its issuance date or (ii) the consummation of an acquisition event (as defined in the Warrants). The number of Warrant Shares issuable upon exercise of the Warrants and the exercise price therefor are each subject to adjustment in the event of a stock dividend, stock split or combination as set forth in the Warrants. Additionally, the Warrants contain a cashless exercise feature.

The issuance and sale of the Shares, Warrants, Warrant Shares and the Prior Financing Securities (collectively, the “Securities”) has not been registered under the Securities Act, and these Securities may not be offered or sold in the United States absent registration under or an exemption from the registration requirements under the Securities Act and any applicable state securities laws. The Securities were issued and sold in reliance upon an exemption from registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act. Each of the Investors who participated in the financings described above represented to us that such Investor was an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act, and that such Investor was receiving the securities for investment for such Investor’s own account and without a view to distribute them. This Current Report on Form 8-K is not and shall not be deemed to be an offer to sell or the solicitation of an offer to buy any of the Securities.

The Securities Purchase Agreement, the Registration Rights Agreement and the Warrants contain ordinary and customary provisions for agreements of this nature, such as representations, warranties, covenants, and indemnification obligations, as applicable. The foregoing description of the Securities Purchase Agreement, the Registration Rights Agreement and the Warrants does not purport to be complete and is qualified in its entirety by reference to the full text of each document. Copies of the form of Warrant, the Securities Purchase Agreement and the Registration Rights Agreement are attached as Exhibits 4.1, 10.1, and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02 in its entirety.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

4.1	Form of Warrant, dated August 22, 2014.

10.1	Securities Purchase Agreement, dated August 22, 2014.

10.2	Registration Rights Agreement, dated August 22, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PURE BIOSCIENCE, INC.

Dated: August 27, 2014	By:	/s/ Henry R. Lambert
Henry R. Lambert
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

4.1	Form of Warrant, dated August 22, 2014.

10.1	Securities Purchase Agreement, dated August 22, 2014.

10.2	Registration Rights Agreement, dated August 22, 2014.